EXHIBIT 99.2
Education Management Corporation (“EDMC”)
Proposed Financial Restructuring
OVERVIEW AND HIGHLIGHTS

Pre-Restructuring Amendments to Existing Debt	Credit Agreement, dated February 13, 2007 as amended and restated as of December 7, 2010 (“Existing Credit Agreement”)
- All interest (but not letter of credit fees) owing to consenting lenders under Existing Credit Agreement to be payable in kind starting with September 30, 2014 interest payment date, through and including June 30, 2015
- Extension of revolving facility maturity from June to July 2015
- Waiver of financial covenants through June 30, 2015
- Addition of EDMC as guarantor and grantor

	Senior Cash Pay/PIK Notes due 2018 (“Existing Notes”)	- Consenting holders to exchange Existing Notes for notes fully payable-in-kind through March 2015 interest payment date (“PIK Notes”)
Treatment of Claims and Interests Pursuant to the Restructuring	Revolving Loans
- $150mm of Revolving Loans will be repaid, subject to reborrowing under new credit facility for restructured company (“New Credit Agreement”)
- Remaining principal will be treated as set forth under “Term Loans” below

Letters of Credit
- Letters of credit issued under Existing Credit Agreement (“Existing LCs”) will be rolled into New Credit Agreement
- Terms of cash collateralized letter of credit facilities will be extended until March 31, 2019

Term Loans
Each Lender holding Term Loans and/or unpaid Revolving Loans will receive its ratable share of:
- $150mm of new first lien senior secured tranche A term loans;
- $250mm of new first lien senior secured tranche B term loans;
- $200mm of preferred A-1 stock; and
- approximately $557mm of preferred A-2 stock

	Existing Notes / PIK Notes	Each Holder of Existing Notes and PIK Notes will receive its ratable share of: - approximately $219mm of preferred B stock; and - warrants as set forth under “Noteholder Warrants” below
Common Stock
Existing shareholders will receive their ratable share of:
- retained interest in 4% of EDMC common stock after giving effect to conversion of preferred A-1, A-2 and B stock (but subject to dilution on account of management incentive plan, Noteholder Warrants and Existing Equity Warrants); and
- warrants as set forth under “Existing Equity Warrants” below

Basic Terms of New Instruments	New Credit Agreement
(i)Revolving credit facility of approximately $258mm, with a maturity of March 31, 2019, interest rate of LIBOR plus 450 basis points and 0.375% undrawn line fee
(ii) Tranche A term loan facility of $150mm, with a maturity of July 2, 2020, no amortization and an interest rate of LIBOR plus 450 basis points
(iii) Tranche B term loan facility of $250mm, with a maturity of July 2, 2020, no amortization and an interest rate of LIBOR plus 750 basis points (LIBOR + 100 basis points payable in cash; otherwise payable in kind)
- Revolver and Tranche A will have priority over Tranche B upon default
- No financial covenants

Preferred A-1 Stock
- $200mm initial liquidation preference
- Upon receipt of requisite regulatory change of control approvals, convertible into EDMC common stock at the option of the holder
- Non-voting
- Pari-passu with other preferred

Preferred A-2 Stock
- Approximately $557mm initial liquidation preference
- Upon receipt of requisite regulatory change of control approvals, mandatorily convertible into EDMC common stock
- Non-voting
- Pari-passu with other preferred

Preferred B Stock
- Approximately $219mm initial liquidation preference
- Upon receipt of requisite regulatory change of control approvals, mandatorily convertible into EDMC common stock at ratio of common to preferred that is approximately 85% of the conversion ratio for preferred A-1 and A-2
- Non-voting
- Pari-passu with other preferred

Noteholder Warrants
- 10% of fully-diluted (exclusive of management incentive plan and Existing Equity Warrants) EDMC common stock at strike price based on $1.25bn enterprise value
- 7-year expiry, exercisable at option of holders only upon receipt of requisite regulatory change of control approvals

Existing Equity Warrants
- 5% of fully-diluted (exclusive of management incentive plan) EDMC common stock at strike price based on enterprise value where holders of Existing Notes would recover in full
- 7-year expiry, exercisable at option of holders

Other Notable Provisions	Governance Prior to Conversion of Preferred	- Preferred holders may appoint 2 directors to EDMC board of directors - Board will create committee to supervise regulatory approval process consisting of 2 preferred directors and 2 current directors